Exhibit 99.1

Company Contact:
Kevin Scull
Wayside Technology Group, Inc.
Vice President and Chief Accounting Officer
(732) 389-0932
kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2010 SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

-    Revenue: $48.4 million, up 31% year-over-year

-    Income from operations $1.5 million, up 30% year-over-year

-    $.15 dividend declared

SHREWSBURY, NJ, July 29, 2010 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the second quarter ended June 30, 2010. The results will be discussed in a conference call to be held on Friday, July 30, 2010 at 10:00 AM Eastern time. The dial-in telephone number is (866) 835 8907 and the pass code is “WSTG”.

This conference call will be available via live webcast — in listen-mode only — at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Net sales for the second quarter of 2010 increased 31% or $11.4 million to $48.4 million compared to $37.0 million for the same period in 2009. Total sales for the second quarter of 2010 for our Lifeboat segment were $35.8 million compared to $25.0 million in the second quarter of 2009, representing an increase of $10.8 million or 43%. Total sales for the second quarter of 2010 for our Programmer’s Paradise segment were $12.6 million compared to $12.0 million in the second quarter of 2009, representing a 5% increase.

Sales from our Lifeboat segment showed strong growth. The increase in net sales for the three and six months June 30, 2010  compared to 2009 was mainly a result of our continued focus on the expanding virtual infrastructure-centric business, the addition of several key product lines, and the strengthening of our account penetration.

“The second quarter of 2010 showed continued excellent growth,” said Simon F. Nynens, Chairman and Chief Executive Officer. “We continue to strengthen our position in the software distribution market and sign on new vendors.”

Gross Profit for the second quarter of 2010 was $4.7 million compared to $4.1 million in the second quarter of 2009, a 15% increase. Total gross profit for our Lifeboat segment was $3.4 million compared to $2.5 million in the second quarter of 2009, representing a 32% increase. This increase in gross profit was due to aggressive sales volume growth within our Lifeboat segment. Total gross profit for our Programmer’s Paradise segment was $1.3 million compared to $1.6 million in the second quarter of 2009, representing a 14% decrease. This decrease was primarily due to competitive pricing pressure.

Total gross profit, as a percentage of net sales, for the second quarter of 2010 was 9.7%, compared to 11.0% in the second quarter of 2009.

Total selling, general, and administrative (“SG&A”) expenses for the second quarter of 2010 were $3.2 million, compared to $2.9 million in the second quarter of 2009. This increase is mainly due to an increase in employee related expenses (salaries, commissions and bonus accruals and benefits) of $0.3 million.

Cash and marketable securities amount to $17.4 million, representing 70% of equity as of June 30, 2010. The company has no debt.

On July 27, 2010, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable August 19, 2010 to shareholders of record on August 12, 2010.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA Technologies, DataCore, Dell, Flexera Software (publishers of InstallShield), GFI, Hewlett Packard, Infragistics, Intel Software, Microsoft, Mindjet, Quest Software, SolarWinds, StorageCraft Technology, TechSmith, Veeam, Vizioncore, and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2010	December 31, 2009
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$9,611	$8,560
Marketable securities	7,832	7,571
Accounts receivable, net	31,791	27,040
Inventory - finished goods	1,316	967
Prepaid expenses and other current assets	1,160	998
Deferred income taxes	611	677
Total current assets	52,321	45,813

Equipment and leasehold improvements, net	412	432
Accounts receivable long-term	4,493	6,901
Other assets	39	38
Deferred income taxes	345	483

Total assets	$57,610	$53,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$32,752	$29,230
Total current liabilities	32,752	29,230

Other liabilities	—	78
Total liabilities	32,752	29,308

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,795,057 and 4,688,844 shares outstanding, respectively	53	53
Additional paid-in capital	24,839	24,826
Treasury stock, at cost, 489,443 and 595,656 shares, respectively	(3,315)	(3,555)
Retained earnings	2,985	2,727
Accumulated other comprehensive income	296	308
Total stockholders’ equity	24,858	24,359
Total liabilities and stockholders’ equity	$57,610	$53,667

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues
Lifeboat segment	$64,927	$45,287	$35,810	$25,044
Programmer’s Paradise segment	23,873	23,495	12,632	11,988
Total Revenue	88,800	68,782	48,442	37,032

Cost of sales
Lifeboat segment	58,930	40,757	32,458	22,513
Programmer’s Paradise segment	21,217	20,477	11,299	10,438
Total Cost of sales	80,147	61,234	43,757	32,951

Gross Profit	8,653	7,548	4,685	4,081

Operating expenses
Selling costs	3,200	2,708	1,652	1,388
Stock based compensation	596	420	296	236
Other general and administrative expenses	2,394	2,434	1,212	1,287
Total Selling, general and administrative expenses	6,190	5,562	3,160	2,911

Income from operations	2,463	1,986	1,525	1,170

Interest income, net	212	274	104	126
Realized foreign exchange gain (loss)	3	(1)	2
Income before income tax provision	2,678	2,259	1,631	1,296
Provision for income taxes	1,000	891	576	506

Net income	$1,678	$1,368	$1,055	$790

Net income per common share - Basic	$0.38	$0.31	$0.24	$0.18
Net income per common share - Diluted	$0.38	$0.31	$0.23	$0.18

Weighted average common shares outstanding - Basic	4,376	4,392	4,380	4,400
Weighted average common shares outstanding - Diluted	4,461	4,419	4,493	4,426